CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Entegra Financial Corp.

We consent to the incorporation by reference in the registration statement on Form S-3 of Entegra Financial Corp. of our report dated March 15, 2017, with respect to the consolidated financial statements of Entegra Financial Corp. and Subsidiary which report appears in Entegra Financial Corp.’s 2016 Annual Report on Form 10-K, and to the reference to our firm under the heading “Experts” in the registration statement.

/s/ Dixon Hughes Goodman LLP

Atlanta, Georgia

May 22, 2017